Exhibit 99.1

FOR IMMEDIATE RELEASE

QCP Starts Legal Process to Appoint Independent Receiver under Facilities Lease

Lease Provides for Receiver Following Uncured HCR ManorCare Defaults

Receiver Would Mitigate Conflicts of Interest at HCR ManorCare Headquarters

Patient Care to Continue without Interruption

BETHESDA, Md., — August 17, 2017 — Quality Care Properties, Inc. (NYSE: QCP) (the “Company”) today announced that it is initiating a legal process to appoint an independent receiver to oversee operation of its skilled nursing and assisted living/memory care facilities as contemplated by the lease agreements with HCR ManorCare, Inc. and certain of its subsidiaries (“HCR ManorCare”).  The independent receiver would not be affiliated with either QCP or HCR ManorCare and would provide oversight and seek to preserve the value of the Company’s facilities, despite HCR ManorCare’s defaults under the lease.

As previously announced, HCR ManorCare has defaulted on its obligations under the lease agreements with the Company.  These defaults have not been cured.  The Company and HCR ManorCare agreed in the lease that the Company would have the right to appoint an independent receiver to operate the facilities in compliance with the lease if HCR ManorCare defaulted.  The Company has commenced an action in California State Court to enforce its contractual rights.

QCP intends to work with the independent receiver, if appointed by the Court, to transition its properties to new owners and/or operators.  QCP believes that there is significant interest from quality operators in owning and/or operating the facilities going forward.  All of the facilities are open and are expected to continue to provide uninterrupted patient care.

In conjunction with the filing of the complaint, QCP said:

HCR ManorCare has refused QCP’s requests to appoint fully independent directors and officers to oversee the skilled nursing and assisted living/memory care businesses at facilities owned by QCP.  Instead, the facilities remain under the control of the incumbent HCR ManorCare senior executive team and board of directors, who QCP believes are burdened by irreconcilable potential or actual conflicts of interest, including duties to sister companies in the HCR ManorCare group, personal claims against the HCR ManorCare group and potential personal exposure to HCR ManorCare and/or its stakeholders.

After thoroughly considering all of its options, QCP believes the appointment of a fully independent receiver, already consented to by HCR ManorCare in the lease, is the best way to preserve the value of the facilities during the transition to new operators.  An independent receiver will be free of conflicts of interest and can be fair to all stakeholders.  Similar receiverships have been used successfully to transition other skilled nursing businesses, including in recent weeks.

Looking ahead, QCP intends to pursue a regionalization strategy that will offer new investment and new opportunities to local managers, capitalizing on the strong teams already working at the Company’s facilities.  As part of this process, QCP will seek to provide assurances to local managers and other employees that the facilities will remain open and jobs will be preserved.  QCP intends to discuss this as a priority with the receiver when appointed.

QCP remains confident in the possibilities for its diverse portfolio, the strong local teams and the relationships they have nurtured with local and regional stakeholders.  QCP believes the independent receivership agreed in the lease will address conflicts of interest at HCR ManorCare corporate headquarters, serve the interests of patients and residents, save jobs for facility employees and, ultimately, position QCP to deliver long term value to its shareholders.

About QCP

Quality Care Properties, Inc. is one of the nation’s largest actively managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties. QCP’s properties are located in 29 states and include 257 post-acute/skilled nursing properties, 61 memory care/assisted living properties, a surgical hospital and a medical office building.  For more information regarding QCP, visit www.qcpcorp.com.

Safe Harbor Statement

Certain statements in this press release that are not historical statements of fact may be deemed “forward-looking statements.”  The Company intends to have its forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with those provisions.  Forward-looking statements include, among other things, statements regarding our intent, belief or expectations.  In particular we note that statements regarding our intentions with respect to our properties and legal and other business strategies and our belief with respect to the appointment of a receiver and our path forward are all forward-looking statements.   These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected, including whether a court will appoint a receiver, the powers granted to any receiver, the timing for any such appointment, whether HCR ManorCare will seek bankruptcy protection in response to our complaint, and our ability to successfully remarket or transition the properties in our portfolio.  Although we believe that the assumptions underlying the forward looking statements are reasonable, we can give no assurance that our expectations will be attained. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended, and our later SEC filings for extensive discussion regarding the risks to us from our association with HCR ManorCare. These filings are available on our website at www.qcpcorp.com and at www.sec.gov.

Forward-looking statements speak only as of the date of this press release.  Except as may be required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements.

Contacts

For further information: C. Marc Richards, Chief Financial Officer, Quality Care Properties, Inc.,
(240) 223-4680